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                                                                   EXHIBIT 99(A)


ReliaStar Media Contact:                     For immediate release:
------------------------                     ----------------------
Arlene Wheaton, (612) 372-5784               October 29, 1999

ReliaStar Investor Relations Contact:
-------------------------------------
Karin Glasgow, (612) 342-3979

Pilgrim Contact:
----------------
James Hennessy, (602) 417-8115


                RELIASTAR CLOSES ACQUISITION OF PILGRIM CAPITAL
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MINNEAPOLIS - ReliaStar Financial Corp. (NYSE: RLR) and Pilgrim Capital Corp.
(NYSE: PFX) announced today that the acquisition of Pilgrim Capital by ReliaStar has been completed.

     Pilgrim and ReliaStar's Northstar mutual fund operations will be combined into one business operation, which will be based in Phoenix. The new organization will have a family of 32 mutual funds, assets under management of approximately $12 billion and combined annualized sales of $3 billion.

     The Pilgrim shareholder meeting was convened on Oct. 26, and the polls remained open until today. Pilgrim shareholders voted to approve the transaction, which was announced July 22, 1999. Pilgrim shareholders will receive .50 shares of ReliaStar common stock plus $12.50 in cash for each Pilgrim share.

     "We're very pleased to welcome Pilgrim shareholders and associates into the ReliaStar family of companies," said ReliaStar chairman and CEO John Turner. "This acquisition gives ReliaStar a larger scale mutual fund operation that will lower unit costs and increase our sales and profitability. The combination of Pilgrim's and Northstar's strong performing funds will help us more effectively compete in this important asset-gathering market."

                                    -more-
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PILGRIM SHAREHOLDERS APPROVE RELIASTAR ACQUISITION, pg 2 of 2

     "Becoming part of a larger, more diverse financial service company brings tremendous advantages, including a wider array of funds combined with complementary distribution and asset management talent," said Bob Stallings, Pilgrim chairman and CEO. "Over the last few months, we've laid the groundwork for the integration of Northstar and Pilgrim operations, and we will be operating as one mutual fund family called Pilgrim Funds, with full portability between funds, on Monday, Nov. 1. Having completely combined the two organizations, next week we'll begin marketing this wider family of funds, which will cover a broad range of investors' asset allocation needs, with strong performing funds in the fixed-income, growth, value and international investment categories."

     ReliaStar Financial Corp. is a Minneapolis-based holding company whose subsidiaries offer individuals and institutions life insurance and annuities, employee benefits products and services, life and health reinsurance, retirement plans, mutual funds, bank products and personal finance education. Based on revenues, ReliaStar Financial Corp. is the eighth largest publicly held life insurance holding company in the United States and, as of Sept. 30, 1999, has $24.1 billion in assets under management and life insurance in force of $317.2 billion.

     Pilgrim manages, markets and distributes open- and closed-end mutual funds and structured finance products representing $7.9 billion in assets under management. Pilgrim began investment operations in April 1995. Pilgrim Capital Corp. was organized as a publicly traded company to provide comprehensive financial services through two subsidiaries--Pilgrim Investments, Inc., adviser to its mutual funds and structured finance products, and Pilgrim Securities, Inc., its registered broker-dealer and distributor of the company's mutual funds. Pilgrim ranks ninth among the 100 fastest growing American companies based on three-year growth in revenues and earnings per share and total stock market return over the past three years, according to Fortune magazine.

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